                                                                                                                          Exhibit 99
FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                                                                                                        CONTACT
March 15, 2007                                                                                                                                     Mary Waters
                                                                    202-872-7700

Farmer Mac New Business Volume
Reached $3 Billion in 2006
Portfolio Reflects Strength of Ag Economy As
Farmer Mac Reports 4th Quarter and Full Year 2006 Results

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported that it attained record new business volume of $3.0 billion in 2006. Farmer Mac noted that this growth was achieved with a portfolio of loans underlying its guarantees and standbys that continues to perform well, with delinquencies remaining at low levels in terms of both dollars and percentages. This is ongoing evidence of the effectiveness of Farmer Mac’s marketing strategies and credit risk management, the strength of the U.S. agricultural economy and the increasing value of U.S. agricultural land.

For the year ended December 31, 2006, GAAP net income was $29.8 million or $2.68 per diluted share, compared to $47.0 million or $4.09 per diluted share for the year ended December 31, 2005. For fourth quarter 2006, GAAP net income was $7.6 million or $0.70 per diluted share, compared to a GAAP net loss of $6.3 million or $0.58 per diluted share for third quarter 2006 and $11.9 million or $1.04 per diluted share for fourth quarter 2005.

For the year ended December 31, 2006, core earnings were $25.9 million or $2.33 per diluted share, compared to $28.7 million or $2.50 per diluted share for the year ended December 31, 2005. Core earnings were $6.9 million or $0.65 per diluted share for fourth quarter 2006, compared to $6.5 million or $0.58 per diluted share for third quarter 2006 and $7.2 million or $0.63 per diluted share for fourth quarter 2005. Core earnings for the year ended December 31, 2005 include the after-tax benefit of a change in accounting estimate related to the allowance for losses of $3.1 million or $0.27 per diluted share. Core earnings for the three and twelve months ended December 31, 2006 include the after-tax expense for stock options of $0.5 million and $1.6 million, respectively, in accordance with SFAS 123(R). A table setting forth a more detailed analysis of core earnings for the referenced periods appears below.

Farmer Mac President and Chief Executive Officer Henry D. Edelman observed, “2006’s new business volume of $3.0 billion is an important measure of the increased liquidity and lending capacity Farmer Mac is providing to agricultural lenders who make mortgage loans throughout rural America.

“Farmer Mac’s record business volume for 2006 was attributable principally to its marketing strategies focused on large, high asset quality program transactions, backed by increasing numbers of mortgage loans to farmers, ranchers and rural homeowners. These transactions achieve greater protection for Farmer Mac against adverse credit performance with commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in projected risk-adjusted marginal returns on equity approximately equal to those of other Farmer Mac program transactions. That new volume brought the Farmer Mac portfolio of loans, guarantees, and standbys to $7.2 billion, a 37 percent net increase for the year.

“Farmer Mac’s net interest yield, adjusted for the effects of SFAS 133, was 77 basis points ($34.9 million) for 2006, compared to 88 basis points ($34.0 million) for 2005, principally due to narrowing spreads available in eligible capital markets investments. Throughout 2006, Farmer Mac’s long-term interest rate sensitivity remained low, despite the significant change in the slope of the yield curve that occurred during the year. Farmer Mac’s effective duration gap was plus 0.7 months as of December 31, 2006, compared to plus 0.5 months as of December 31, 2005.

“The combination of continued strong business volume, effective loan administration and conservative asset/liability management reflected in our 2006 results demonstrates the direction in which the Board and management of Farmer Mac seek to guide the Corporation. Continuation of these results should advance our Congressional mission for agriculture and rural America while enhancing stockholder value.”

Non-GAAP Performance Measures

Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents “core earnings,” a non-GAAP performance measure. Core earnings are net income available to common stockholders, less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, GAAP net income is affected by unrealized gains or losses in the value of financial derivatives used to hedge Farmer Mac’s interest rate risks, notwithstanding that those hedges were economically effective. Farmer Mac uses core earnings to develop financial plans, to measure corporate economic performance and to set incentive compensation because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac’s historical and future performance. Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

The Corporation’s reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table. A further reconciliation of 2005 to 2006 core earnings shows 2005 results adjusted for: (a) the effect of a change in accounting estimate related to the allowance for losses recorded in 2005; and (b) estimates of expenses related to stock options, had they been expensed in 2005.

Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings

	Three Months Ended				Twelve Months Ended
	December 31, 2006		December 31, 2005		December 31, 2006		December 31, 2005
	(in thousands, except per share amounts)
		Per		Per		Per		Per
		Diluted		Diluted		Diluted		Diluted
		Share		Share		Share		Share
GAAP net income available
to common stockholders	$7,563	$0.70	$11,862	$1.04	$29,773	$2.68	$47,032	$4.09

Less the effects of SFAS 133:
Unrealized gains/(losses)
on financial derivatives and
trading assets, net of tax	697	0.06	3,472	0.30	3,965	0.36	16,730	1.45
Net effects of settlements on
agency forward contracts,
net of tax	(80)	(0.01)	1,211	0.11	(110)	(0.01)	1,597	0.14
Core earnings	$6,946	$0.65	$7,179	$0.63	$25,918	$2.33	$28,705	$2.50

Reconciliation to compare 2006 results to 2005 results:

Effects of a change in
accounting estimate	-	-	-	-	-	-	3,113	0.27

Stock-based compensation under
fair value-based method	-	-	533	0.05	-	-	2,132	0.19
	$6,946	$0.65	$6,646	$0.58	$25,918	$2.33	$23,460	$2.04

Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2006 sets forth more complete information on Farmer Mac’s performance for the referenced periods.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the possible establishment of additional statutory or regulatory restrictions or constraints on Farmer Mac that could hamper its growth or diminish its profitability; (2) the general rate of growth in agricultural mortgage indebtedness; (3) the rate and direction of development of the secondary market for agricultural mortgage loans, particularly lender interest in the Farmer Mac secondary market and Farmer Mac credit products; (4) borrower preferences for fixed-rate agricultural mortgage indebtedness; (5) the willingness of investors to invest in Farmer Mac Guaranteed Securities; and (6) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac. Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (SEC) today. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K referenced above) is available on Farmer Mac’s website at www.farmermac.com. The conference call to discuss Farmer Mac’s financial results and its 2006 Annual Report on Form 10-K will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time, Friday, March 16, 2007, and an audio recording of that call will be available for two weeks on Farmer Mac’s website after the call is concluded.

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